IMMEDIATE RELEASE
September 13, 2017

UNITED NATURAL FOODS, INC. ANNOUNCES FISCAL 2017 FOURTH QUARTER AND FULL FISCAL YEAR RESULTS AND FISCAL 2018 GUIDANCE

REPORTS Q4 FISCAL 2017 DILUTED EPS OF $0.76; ADJUSTED DILUTED EPS OF $0.72

Providence, Rhode Island - September 13, 2017 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company") today reported financial results for the fourth quarter and fiscal year ended July 29, 2017.

Fourth Quarter and Full Year Fiscal 2017 Highlights

•	Gross margin for the fourth quarter of fiscal 2017 increased 15 basis points to 15.75% compared to the same period last year

•	Gross margin for fiscal 2017 increased 31 basis points to 15.41% compared to the same period last year

•	Fourth quarter fiscal 2017 earnings per diluted share was $0.76; Adjusted earnings per diluted share was $0.72

•	Fiscal 2017 earnings per diluted share was $2.56; Adjusted earnings per diluted share was $2.57

•	Cash flow from operations for the fourth quarter of fiscal 2017 was $117.7 million and capital expenditures were $16.1 million, resulting in free cash flow of $101.6 million

•	Cash flow from operations for fiscal 2017 was $280.8 million and capital expenditures were $56.1 million, resulting in free cash flow of $224.7 million

“Our performance in fiscal 2017 demonstrated our steadfast focus on serving our customers and managing our business in a challenging and deflationary operating environment,” said Steven L. Spinner, Chairman and Chief Executive Officer of UNFI. “We are optimistic about growth and the opportunities ahead of us, given the strength of our national supply chain as well as the breadth of our unique, better for you, fresh, organic and specialty product offerings.”

Fourth Quarter Fiscal 2017 Summary

Net sales for the fourth quarter of fiscal 2017 increased 5.7% to $2.34 billion from $2.21 billion in the fourth quarter of fiscal 2016. Net sales were positively impacted by the acquisitions of Haddon House Food Products, Inc. and Gourmet Guru, Inc. Due to the integration of these acquisitions, the financial impact of acquired businesses is no longer fully separable.

Gross margin for the fourth quarter of fiscal 2017 was 15.75%, an increase of 15 basis points from 15.60% for the same period last year. The increase was primarily driven by margin enhancement initiatives and fuel surcharges, partially offset by competitive pricing.

Total operating expenses increased $24.2 million, to $307.1 million in the fourth quarter of fiscal 2017 compared to $283.0 million in the fourth quarter of fiscal 2016. Total operating expenses were 13.12% of net sales for the fourth quarter of fiscal 2017, a 34 basis point increase compared to the same period last fiscal year. Total operating expenses for the fourth quarter of fiscal 2017 included approximately $2.9 million of previously disclosed restructuring costs. Operating expenses also included year-over-year increases in incentive and stock-based compensation, depreciation and amortization expense, partially offset by realized benefits from margin enhancement initiatives. Total operating expenses for the fourth quarter of fiscal 2016 included approximately $0.8 million of restructuring and asset impairment costs related to the Company's retail business and $0.3 million of acquisition costs.

Net income for the fourth quarter of fiscal 2017 increased 12.1%, or $4.2 million, to $38.9 million, or $0.76 per diluted share, from $34.7 million, or $0.69 per diluted share, for the fourth quarter of fiscal 2016. In the fourth quarter of fiscal 2017, the Company recorded a gain of $6.1 million, before tax, related to the sale of its stake in Kicking Horse Coffee, a Canadian roaster and marketer of organic and fair trade coffee. Adjusted for the after-tax impact of restructuring expenses and the gain on sale of Kicking Horse Coffee in the fourth quarter of fiscal 2017, and for the after-tax impact of restructuring, asset impairment and acquisition related costs in the prior year period, adjusted earnings per diluted share for the fourth quarter of fiscal 2017 was $0.72 compared to $0.70 for the same period last year.

Operating income decreased $1.0 million to $61.5 million for the fourth quarter of fiscal 2017 compared to $62.5 million for the fourth quarter of fiscal 2016. Adjusted for restructuring expenses incurred in the fourth quarter of fiscal 2017 and restructuring, asset impairment, and acquisition related costs in the prior year comparable period, adjusted operating income for the fourth quarter of fiscal 2017 increased 1.3% to $64.4 million compared to adjusted operating income of $63.6 million for the fourth quarter last year. EBITDA for the fourth quarter of fiscal 2017 was $83.6 million, an increase of 1.3% from $82.5 million in the same period last year. Adjusted EBITDA for the fourth quarter of fiscal 2017 was $86.5 million, an increase of 3.5% from $83.6 million of adjusted EBITDA for the fourth quarter of fiscal 2016.

Cash flow from operations was $117.7 million and capital expenditures were $16.1 million, resulting in free cash flow of $101.6 million for the fourth quarter of fiscal 2017. Cash flow from operations was $91.0 million and capital expenditures were $12.3 million, resulting in free cash flow of $78.7 million for the fourth quarter of fiscal 2016.

Fiscal Year 2017 Summary

Net sales for fiscal 2017 totaled $9.27 billion, a 9.5% increase compared to fiscal 2016. Net sales for fiscal 2017 were positively impacted by the acquisitions of Haddon House Food Products, Inc., Global Organic/Specialty Source, Inc., Nor-Cal Produce, Inc. and Gourmet Guru, Inc. Due to the integration of these acquisitions, the total financial impact of these acquired businesses is no longer fully separable.

Gross margin for the fiscal year increased 31 basis points to 15.41% compared to 15.10% in fiscal 2016. This increase was primarily due to margin enhancement initiatives and the favorable impact of acquisitions, partially offset by a lack of inflation and competitive pricing pressure.

Total operating expenses for fiscal 2017 increased $147.7 million to $1.20 billion from $1.06 billion for fiscal 2016. At 12.97% of net sales, total operating expenses for fiscal 2017 were 51 basis points higher as a percentage of net sales than fiscal 2016. The increase in total operating expenses was primarily attributable to the acquired businesses, which have higher costs to serve their customers. Additionally, the increase was driven by $6.9 million of restructuring expenses as well as higher depreciation and amortization and incentive and stock-based compensation expense, which was partially offset by costs incurred in fiscal 2016 that did not recur in fiscal 2017, including $1.8 million of bad debt expense related to outstanding receivables for a customer who declared bankruptcy in the first quarter of fiscal 2016, $2.2 million of acquisition related costs and $2.5 million of startup costs related to the Company's Gilroy, California facility. Operating expenses for fiscal 2016 also included $5.6 million in restructuring and asset impairment expense.

Net income for fiscal 2017 increased 3.5%, or $4.4 million, to $130.2 million, or $2.56 per diluted share, from $125.8 million, or $2.50 per diluted share, for fiscal 2016. In the fourth quarter of fiscal 2017, the Company recorded a gain of $6.1 million, before tax, related to the sale of its stake in Kicking Horse Coffee, a Canadian roaster and marketer of organic and fair trade coffee. Adjusted for the after-tax impact of restructuring expenses and the gain on sale of Kicking Horse Coffee during fiscal 2017, and for the after-tax impact of restructuring, asset impairment and acquisition related costs during fiscal 2016, adjusted earnings per diluted share was $2.57 compared to $2.59 in the same period last year.

Operating income for the fiscal year ended July 29, 2017 increased $1.9 million to $226.0 million from $224.1 million for the fiscal year ended July 30, 2016. Adjusted for restructuring expenses incurred in fiscal 2017 and restructuring, asset impairment, and acquisition related costs in the prior year, adjusted operating income increased 0.4% to $232.9 million for the fiscal year ended July 29, 2017, up from $231.9 million for fiscal 2016. EBITDA for fiscal 2017 was $312.1 million, an increase of 5.7% from $295.1 million in the same period last year. Adjusted EBITDA for the fiscal year ended July 29, 2017 was $318.9 million, an increase of 5.3% from $302.9 million of adjusted EBITDA for the fiscal year ended July 30, 2016.

Cash flow from operations was $280.8 million and capital expenditures were $56.1 million, resulting in free cash flow of $224.7 million for the fiscal year ended July 29, 2017. Cash flow from operations was $296.6 million and capital expenditures were $41.4 million, resulting in free cash flow of $255.2 million for the fiscal year ended July 30, 2016.

“I am proud of UNFI’s accomplishments in fiscal 2017, including the integration of four acquisitions and growth with our united sales force and differentiated service offerings. As we enter fiscal 2018, we are well positioned to drive efficiencies and grow with new and existing customers this year and beyond,” concluded Mr. Spinner.

Fiscal 2018 Guidance

UNFI is providing its financial outlook for fiscal 2018, ending July 28, 2018. The Company expects net sales for fiscal 2018 in the range of approximately $9.63 billion to $9.81 billion, an increase of 3.8% to 5.8% over fiscal 2017 net sales. The Company estimates earnings per diluted share for fiscal 2017 in the range of approximately $2.67 to $2.77, an increase of approximately 4.3% to 8.2% over fiscal 2017 earnings per diluted share of $2.56. Capital expenditures for fiscal 2018 are expected to be 0.6% to 0.7% of estimated fiscal 2018 net sales. Effective during the first quarter of fiscal 2018, UNFI is adopting Accounting Standard Update (ASU) 2016-09, Improvement to Employee Share-Based Payment Accounting. The adoption will affect the Company's effective tax rate and increase its variability. The Company's stock price will be a key driver of this variability. Based on a stock price of $37, the adoption of ASU 2016-09 is expected to raise the fiscal 2018 tax rate by approximately 75 basis points to within a range of 40.3% to 40.7% and negatively impact earnings per diluted share by $0.03. The impact of the adoption is expected to be almost entirely in the first quarter of fiscal 2018 which aligns with the vesting of the Company's annual equity-based awards. The Company's guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth under the Company's safe harbor statement of the Private Securities Litigation Reform Act of 1995 below.

Free cash flow, adjusted operating income, adjusted earnings per diluted share, EBITDA, and adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call & Webcast
The Company's fourth quarter and full year fiscal 2017 conference call and audio webcast will be held today, Wednesday, September 13, 2017 at 5:00 p.m. EDT. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods
United Natural Foods, Inc. is celebrating its 40-year anniversary of delivering healthier food options to more people. The Company carries and distributes more than 110,000 products to more than 43,000 customer locations throughout the United States and Canada. United Natural Foods serves a wide variety of sales channels including conventional supermarket chains, natural product superstores, independent retailers, eCommerce and food service. For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

INVESTOR CONTACT:
Halie O'Shea
Director Investor Relations & Corporate Strategy
(401) 528-8634

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on September 28, 2016 and its quarterly reports on Form 10-Q filed with the SEC on December 8, 2016, March 9, 2017 and June 8, 2017, and other filings the Company makes with the SEC, and include, but are not limited to, the ability of the Company to retain customers of Haddon House Food Products, Inc. ("Haddon"), Nor-Cal Produce, Inc. ("Nor-Cal"), Global Organic/Specialty Source, Inc. ("Global Organic") and Gourmet Guru, Inc. ("Gourmet Guru") and their affiliated entities that we purchased on terms similar to those in place prior to the Company’s acquisition of these businesses; the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; increased competition in the Company's industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers and online distributors; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; the addition or loss of significant customers or material changes to the Company's relationships with these customers; volatility in fuel costs; volatility in foreign exchange rates; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; the Company's ability to successfully integrate and deploy its operational initiatives to achieve synergies from the acquisitions of Global Organic, Nor-Cal, Haddon House, and Gourmet Guru; the Company's ability to realize the anticipated benefit from its restructuring program in conjunction with various cost saving and efficiency initiatives, including acquisition integration, severance and transition related costs, as well as the anticipated opening of the Company's shared services center, all within the cost estimates and timing currently contemplated; and the potential for business disruptions in connection with the anticipated opening of the Company's shared services center. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for free cash flow, adjusted operating income, EBITDA, adjusted EBITDA, and adjusted earnings per diluted common share. Free cash flow is cash flows from operating activities less capital expenditures. Adjusted operating income excludes restructuring and asset impairment expenses and acquisition related costs. EBITDA excludes depreciation, amortization, other expense and income, net (including interest expense and, for the fiscal 2017 periods, a gain the Company recognized on the sale of an investment) and income taxes. Adjusted EBITDA excludes restructuring and asset impairment expenses and acquisition related costs and the other items excluded in calculating EBITDA. Adjusted earnings per diluted common share excludes the impact of restructuring and asset impairment expenses, the gain recognized by the Company in connection with the sale of an investment and acquisition costs. The reconciliations of non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting these non-GAAP financial measures aids in making period-to-period comparisons and is a meaningful indication of its actual and estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the Company's operating performance during the 2017 fiscal year to the comparable periods in the 2016 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	13-Week Period Ended		Fiscal Year Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net sales	$2,341,033	$2,213,821	$9,274,471	$8,470,286
Cost of sales	1,972,434	1,868,358	7,845,550	7,190,935
Gross profit	368,599	345,463	1,428,921	1,279,351
Operating expenses	304,212	282,219	1,196,032	1,049,690
Restructuring and asset impairment expenses	2,918	758	6,864	5,552
Total operating expenses	307,130	282,977	1,202,896	1,055,242
Operating income	61,469	62,486	226,025	224,109
Other (income) expense:
Interest expense	3,926	4,525	17,114	16,259
Interest income	(82)	(78)	(360)	(1,115)
Other, net	(5,912)	370	(5,152)	743
Total other (income) expense, net	(2,068)	4,817	11,602	15,887
Income before income taxes	63,537	57,669	214,423	208,222
Provision for income taxes	24,668	22,988	84,268	82,456
Net income	$38,869	$34,681	$130,155	$125,766
Basic per share data:
Net income	$0.77	$0.69	$2.57	$2.50
Weighted average basic shares of common stock	50,617	50,381	50,570	50,313
Diluted per share data:
Net income	$0.76	$0.69	$2.56	$2.50
Weighted average diluted shares of common stock	50,947	50,516	50,775	50,399

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	July 29, 2017	July 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$15,414	$18,593
Accounts receivable, net	525,636	489,708
Inventories	1,031,690	1,021,663
Deferred income taxes	40,635	35,228
Prepaid expenses and other current assets	49,295	45,998
Total current assets	1,662,670	1,611,190
Property and equipment, net	602,090	616,605
Goodwill	371,259	366,168
Intangible assets, net	208,289	222,314
Other assets	42,255	35,878
Total assets	$2,886,563	$2,852,155

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$534,616	$445,430
Accrued expenses and other current liabilities	157,243	162,438
Current portion of long-term debt	12,128	11,854
Total current liabilities	703,987	619,722
Notes payable	223,612	426,519
Deferred income taxes	98,833	95,220
Other long-term liabilities	28,347	29,451
Long-term debt, excluding current portion	149,863	161,739
Total liabilities	1,204,642	1,332,651
Stockholders' equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 50,622 issued and outstanding shares at July 29, 2017; 50,383 issued and outstanding shares at July 30, 2016	506	504
Additional paid-in capital	460,011	436,167
Accumulated other comprehensive loss	(13,963)	(22,379)
Retained earnings	1,235,367	1,105,212
Total stockholders' equity	1,681,921	1,519,504
Total liabilities and stockholders' equity	$2,886,563	$2,852,155

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Fiscal Year Ended
(In thousands)	July 29, 2017	July 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$130,155	$125,766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,051	71,006
Deferred income tax (benefit) expense	(1,891)	12,480
Share-based compensation	25,675	15,308
Excess tax deficit from share-based payment arrangements	1,320	83
Loss on disposals of property and equipment	943	458
Restructuring and asset impairment	640	758
Gain associated with disposal of investment	(6,106)	—
Provision for doubtful accounts	5,728	6,426
Non-cash interest (income) expense	175	(106)
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	(38,757)	29,417
Inventories	(6,929)	2,113
Prepaid expenses and other assets	(6,383)	5,381
Accounts payable	90,217	14,379
Accrued expenses and other liabilities	(62)	13,140
Net cash provided by operating activities	280,776	296,609
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(56,112)	(41,375)
Purchases of acquired businesses, net of cash acquired	(9,207)	(306,724)
Long-term investment	(2,000)	—
Proceeds from disposal of investment	9,192	—
Payment of company owned life insurance premiums	(2,000)	(2,925)
Proceeds from disposals of property and equipment	168	109
Net cash used in investing activities	(59,959)	(350,915)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	215,662	709,972
Repayments of borrowings under revolving credit line	(418,693)	(646,481)
Proceeds from borrowings of long-term debt	—	—
Repayments of long-term debt	(11,546)	(11,255)
(Decrease) increase in bank overdraft	(7,445)	6,063
Proceeds from exercise of stock options	274	2,011
Payment of employee restricted stock tax withholdings	(1,313)	(1,717)
Excess tax deficit from share-based payment arrangements	(1,320)	(83)
Capitalized debt issuance costs	(180)	(2,164)
Net cash (used in) provided by financing activities	(224,561)	56,346
Effect of exchange rate changes on cash and cash equivalents	565	(827)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,179)	1,213

Cash and cash equivalents at beginning of period	18,593	17,380
Cash and cash equivalents at end of period	$15,414	$18,593
Supplemental disclosures of cash flow information:
Non-cash financing activity	$—	$—
Non-cash investing activity	$—	$—
Cash paid for interest	$17,115	$16,696
Cash paid for federal and state income taxes, net of refunds	$78,984	$67,028

UNITED NATURAL FOODS, INC.

Reconciliation of Operating Income to Adjusted Operating Income (unaudited)
(in thousands, except percentages)

	13-Week Period Ended			Fiscal Year Ended
	July 29, 2017	July 30, 2016	Change	July 29, 2017	July 30, 2016	Change
Operating income	$61,469	$62,486	(1.6)%	$226,025	$224,109	0.9%
Restructuring and asset impairment expenses	2,918	758		6,864	5,552
Acquisition related costs	—	314		—	2,194
Adjusted operating income	$64,387	$63,558	1.3%	$232,889	$231,855	0.4%

Reconciliation of GAAP Operating Cash Flow to Non-GAAP Free Cash Flow (unaudited)
(in thousands)

	13-Week Period Ended			Fiscal Year Ended
	July 29, 2017	July 30, 2016	Change	July 29, 2017	July 30, 2016	Change
Net cash provided by operating activities	$117,679	$90,991		$280,776	$296,609
Capital expenditures	16,108	12,302		56,112	41,375
Free cash flow	$101,571	$78,689	$22,882	$224,664	$255,234	$(30,570)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (unaudited)
(in thousands, except percentages)

	13-Week Period Ended			Fiscal Year Ended
	July 29, 2017	July 30, 2016	Change	July 29, 2017	July 30, 2016	Change
Net income	$38,869	$34,681	12.1%	$130,155	$125,766	3.5%
Depreciation and amortization	22,121	20,039		86,051	71,006
Total other (income) expense, net *	(2,068)	4,817		11,602	15,887
Provision for income taxes	24,668	22,988		84,268	82,456
EBITDA	$83,590	$82,525	1.3%	$312,076	$295,115	5.7%
Restructuring and asset impairment expenses	2,918	758		6,864	5,552
Acquisition related costs	—	314		—	2,194
Adjusted EBITDA	$86,508	$83,597	3.5%	$318,940	$302,861	5.3%

* Other (income) expense, net for the 13-week period and fiscal year ended July 29, 2017 includes a gain of $6.1 million related to the sale of the Company's stake in Kicking Horse Coffee.

UNITED NATURAL FOODS, INC.

Reconciliation of GAAP Earnings per Diluted Common Share to Adjusted Earnings per Diluted Common Share (unaudited)

	13-Week Period Ended				Fiscal Year Ended
	July 29, 2017	July 30, 2016		Change	July 29, 2017	July 30, 2016	Change
GAAP earnings per diluted common share	$0.76	$0.69			$2.56	$2.50
Impact of restructuring and asset impairment expenses	0.06	0.02			0.14	0.11
Impact of acquisition related costs	—	0.01			—	0.04
Gain on sale of investment	(0.12)	—			(0.12)	—
Tax impact of adjustments (1)	0.02	(0.01)			(0.01)	(0.06)
Adjusted earnings per diluted common share	$0.72	$0.70	*	2.9%	$2.57	$2.59	(0.8)%

* Includes rounding
(1) Represents the tax effect of the adjustments at the effective income tax rate for the adjustment period.